Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT
dated as October 18,
2021 BETWEEN:
(the “Executive”)
Rupen Shah

A N D	(the “Employer”)

PINEAPPLE
FINANCIAL
INC. o/a
PINEAPPLE

WHEREAS the Employer wishes to retain the services of the Executive and the Executive wishes to accept employment with the Employer, all in accordance with the provisions of this Agreement;

NOW THEREFORE for good and valuable consideration and in consideration of the mutual covenants herein contained, the parties hereby agree to the following terms and conditions of employment:

1. Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms will have the following meanings:

(a)	“Affiliate” means any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the Employer;

(b)	“Agreement”, “hereof’, “herein”, “hereunder” and similar expressions refer to this Agreement taken as a whole and not to any particular section or paragraph and include any agreement or instrument in writing which amends or is supplementary to this Agreement and any restatements of this Agreement;

(c)	‘‘Associate” means Persons that are included within the definition of “associate” as set forth in Section 1(1) of the Securities Act (Ontario), as amended, or any successor legislation of similar force and effect, and shall also include the spouse and children of the Executive;
(d)	“Base Salary” at any time means the annual amount of Canadian dollars to be paid to the Executive by the Employer as the annual fixed salary of the Executive, or if the Employer and the Executive have agreed at such time upon another amount as the annual fixed salary, such other amount;

(e)	“Cause” includes any act or omission that would constitute “just cause”, “cause” or similar phrases and any act or omission that constitutes:

(i)	a breach by the Executive of a material provision of this Agreement including a breach of the Employer’s policies and procedures;

(ii)	a breach or violation by the Executive of Sections 6 or 7;

(iii)	the conviction of the Executive of a criminal offence which impairs the Executive’s ability to carry out his duties effectively or brings the reputation of the Employer into disrepute; or

(iv)	any act(s) or omission(s) that would be cause at common law.

(f)	“Common Shares” means the common shares in the capital of the Employer;

(g)	“Compensation Committee” has the meaning ascribed thereto in Section 4(b);

(h)	“Confidential Information” has the meaning ascribed thereto in Section 7;

(i)	“Developments” has the meaning ascribed thereto in Section 7(d);

(j)	“Equity” has the meaning of common shares of PINEAPPLE FINANCIAL INC.;

(k)	“Good Reason” means the occurrence, without the Executive’s express written consent, of any one of the following with respect to the Executive:

(i)	a material reduction in responsibilities, except as a result of the Executive’s death, disability or retirement;

(ii)	a material reduction in the annual compensation of the Executive;

(iii)	a material change to positions, duties, responsibilities and/or status;

(iv)	a material adverse change in upstream or downstream reporting relationships;

(v)	a requirement that the Executive relocate;

(vi)	any change(s) to the employment relationship that would constitute constructive dismissal according to the common law of Ontario; or

(vii)	the Employer or its successor or surviving entity following a Change of Control does not agree to be bound by this Agreement or a substantially similar agreement.

(n)	“Person” means and includes any individual, corporation, limited partnership, general partnership, joint stock company, limited liability corporation, joint venture, association, company, trust, bank, trust company, pension fund, business trust or other organization, whether or not a legal entity.

(o)	“Released Party” has the meaning ascribed thereto in Section 5(f);

(p)	“Restrictive Stock Units” Subject to the terms and conditions provided in this Agreement and the Employer plan, the Employer hereby grants to the Executive restricted stock units (the “Restricted Stock Units”) as of the commencement of employment. Each Restricted Stock Unit represents the right to receive a Share of Common Stock if the Restricted Stock Unit becomes vested and non-forfeitable in accordance with Section 4 of this Agreement. The Executive shall have no rights as a stockholder of the Employer, no dividend rights and no voting rights with respect to the Restricted Stock Units or the Shares underlying the Restricted Stock Units unless and until the Restricted Stock Units become vested and non-forfeitable and such Shares are delivered to the Executive in accordance with Section 4 of this Agreement. The Executive is required to pay no cash consideration for the grant of the Restricted Stock Units. The Executive acknowledges and agrees that (i) the Restricted Stock Units and related rights are non-transferable, (ii) the Restricted Stock Units are subject to forfeiture in the event the Executive’s terminates in certain circumstances, as specified in Section 5 of this Agreement, (iii) sales of Shares of Common Stock delivered in settlement of the Restricted Stock Units will be subject to the Employer’s policies regulating trading by Executives and Consultants, including any applicable “blackout” or other designated periods in which sales of Shares are not permitted, (iv) and Shares delivered in settlement will be subject to any recoupment or “clawback” policy of the Employer, regardless of whether such recoupment or “clawback” policy is applied with prospective or retroactive effect. The extent to which the Executive’s rights and interest in the Restricted Stock Units becomes vested and non-forfeitable shall be determined in accordance with the provisions of Section 4 of this Agreement.

(q)	“Subsidiary” has the meaning provided for in the Canada Business Corporations Act, read as if the word “body corporate” includes a trust, partnership, limited liability company or other form of business organization; and

(r)	“Territory” means Canada.

2. Employment

The Employer hereby agrees to employ the Executive as Chief Financial Officer. The Executive accepts such employment with the Employer on the terms and conditions set out in this Agreement. The employment of the Executive under the terms of this Agreement will continue indefinitely until terminated as provided in this Agreement.

3. Duties and Responsibilities

The Executive will serve the Employer diligently and faithfully in the performance of his duties as Chief Financial Officer. The Executive’s duties and responsibilities will include but are not limited to:

(a)	performance of such duties and functions commonly within the scope and duties of a Chief Financial Officer of a company such as the Employer and such other duties and functions as may be reasonably assigned or delegated to the Executive from time to time including lead generation, market spokesperson, and product endorsement.

(b)	abiding by such policies and directives that the Employer may, from time to time, make and institute relating to the operation and business of the Employer (and the Executive recognizes, accepts and agrees that the Employer may make and institute such policies from time to time); and

(c)	assist with integration into the US market including working with professionals in the payment industry as well as lawyers and related persons on regulatory and compliance matters relevant to the industry.

The Executive will report directly to the CEO. The Executive will carry out his duties and responsibilities in a good and faithful manner, using his best efforts to advance the interests of the Employer and to promote its interests in all things to the best of his ability and judgment. The Executive agrees to devote his efforts, skill, attention, and energies to the performance of his duties of employment under this Agreement, provided that the Executive will not be precluded from sitting on boards of directors or acting as a consultant for companies that are not competitive with the Employer.

4. Compensation

(a)	The Employer will pay to the Executive the Base Salary, less all required deductions (such as statutory deductions and benefit deductions). The Base Salary will be paid in equal bi-weekly amounts (each being 1/26th of the Base Salary) in arrears at the end of each period. Base Salary will be: $235,000.00 per annum.

(b)	The compensation committee (the “Compensation Committee”) established by the Board shall review the Base Salary annually. This review shall not result in a decrease of the Base Salary nor shall it necessarily result in an increase in the Base Salary and any increase shall be in the discretion of the Compensation Committee.

(c)	In addition to the Base Salary, the Employer shall grant to the Executive RSUs, which RSUs shall vest over 36 months OR Options to purchase Common Shares of PINEAPPLE FINANCIAL INC. at a purchase price of $1.25 per share, which options shall vest over 36 months. The Total amount of shares will be 245,000 units.

(d)	In addition to the Base Salary, the Employer shall grant/provide the Executive with a monthly/annual cash performance bonus as indicated below/of $TBD, paid quarterly, using the percentages and metrics below. The Executive shall have the option to convert any portion of the bonus to Restricted Share Units (RSU’s) exchangeable for Common Shares of PINEAPPLE FINANCIAL INC. Performance bonus to be created no later than six (6) months after the start date.

(e)	In addition to the Base Salary, the employer shall grant the executive Car Allowance of CAD $700 (seven hundred dollars) gross per month.

(f)	The amount of the car allowance may be amended by Employer from time to time. The car allowance will be subject to tax and deducted as applicable in section (a)

(i)	The Executive is entitled to six (6) weeks of paid vacation per calendar year in accordance with the policies adopted by the Employer from time to time in respect of paid vacations, subject to the requirements of the Employer. The executive is entitled to one (1) additional week per year to a maximum of eight (8) weeks of vacation

(ii)	The Executive authorizes the Employer to deduct from any payment due to him, any amounts owed to the Employer by reason of purchases, advances, loans or recompense for damages to or loss to the Employer’s property, with the exception that this provision shall be applied so as not to conflict with any applicable law.

(iii)	All amounts paid to the Executive will be subject to deductions and withholdings for taxes, workers’ compensation and any and all other deductions and withholdings required by applicable law.

(iv)	The Executive expressly acknowledges and agrees that unless otherwise expressly agreed in writing by the Employer subsequent to execution of this Agreement by the parties hereto, the Executive shall not be entitled by reason of his employment by the Employer or by reason of any termination of such employment, to any remuneration, compensation or benefits other than as expressly set forth in this Agreement.

5. Termination

(a)	Resignation by Executive. The Executive may resign as an Executive of the Employer at any time by giving to the Employer at least 30 days’ prior written notice (“Executive’s Notice Period”) of the effective date of such resignation to provide the Employer with sufficient time to hire and train his replacement. Upon receipt of such notice, the Employer may either:

(i)	terminate the Executive’s employment immediately; or

(ii)	allow the Executive to work through all or part of the Executive’s Notice Period.

If the Employer elects to terminate the Executive’s employment at any time after the Executive has given notice of his resignation, the Employer will pay to the Executive as severance the amount that the Executive would have earned during the remaining portion of the Executive’s Notice Period (excluding any Bonus Amount) and the termination of the Executive’s employment will be effective immediately. In such case, the amount payable to the Executive pursuant to this Section 5(a) will be payable in a lump sum.

In the event of the termination of the Executive’s employment hereunder by reason of the Executive terminating his employment, all unvested RSUs/options shall expire at 5:00 p.m. on the date the Executive’s Notice Period expires. Prior to the Executive’s Notice Period the Employer and Executive shall enter into a Consultancy agreement for a period up until the Executive’s vested RSUs/options expire.

(b)	Termination without Cause. If the Executive’s employment is terminated by the Employer in circumstances where there is no Cause, the Employer will give the Executive written notice of the effective date of such termination with notice as per the Employment Standards Act, 2000 or other such legislation as may be in effect at the time of termination. In such event, or in the event Good Reason occurs and, within six (6) months after the occurrence of Good Reason, the Executive gives notice to the Employer that he intends to terminate his employment with the Employer as a result thereof, subject to the Executive complying with the provisions of Sections 5(i) and (j), 6 and 7 hereof, the Employer shall pay to the Executive an amount equal to six (6) months of the Base Salary paid to the Executive immediately preceding the date of such termination as pay in lieu of notice. All unvested RSUs/options described in this Agreement will be exercisable by the Executive within 30 days of termination.

The Employer shall pay any Base Salary in lieu of notice pursuant to this Section in monthly instalments commencing on the first day of the first month following the termination of the Executive’s employment

To the extent permitted by law and subject to the Executive complying with the provisions of Sections 5(i) and (j), 6 and 7 hereof and the terms and conditions of any benefit plans in effect from time to time, the Employer will maintain the benefits and payments set out in any such benefit plan for 6 months following the date that the Executive receives written notice of his termination, excluding any disability or life insurance benefits, provided that if the Executive obtains a new source of remuneration, whether through an office, new employment, a contract to provide consulting or other services, a new business or any position analogous to any of the foregoing, the Employer’s obligation to maintain benefits will terminate immediately.

In the event of the termination of the Executive’s employment hereunder by the Corporation, without cause, all unvested RSUs/options which are coming due within a period of sixty (60) days shall immediately vest. Prior to the Executive’s Notice Period the Employer and Executive shall enter into a Consultancy agreement for a period up until the Executive’s vested RSUs/options expire.

(d)	Termination for Cause. Notwithstanding anything contained in this Agreement, the Agreement and the Employment of the Employee may be terminated for just cause, with notice as per the Employment Standards Act, 2000 or other such legislation as may be in effect at the time of termination. In such a case, the Employer shall have no further obligation to the Employee except for of all amounts due and owing up to the date of the termination as per the minimal obligations pursuant to the Employment Standards Act, 2000 or other such legislation as may be in effect at the time of termination, subject to the following below.

Where the Executive’s employment is terminated for Cause, the Executive will cease to be eligible for any amounts of Base Salary or Bonus Amount or benefits effective the date of termination.

In the event of the termination of the Executive’s employment hereunder by the Corporation for Cause, all unvested RSUs/options, shall be deemed to have expired and be of no further force and effect on the day immediately preceding the date of termination for Cause.

(e)	Death or Incapacity. In the event of the Executive’s death or physical or mental incapacity that results in the Executive being unable to substantially perform the duties of the Executive under this Agreement, the Executive’s employment under this Agreement shall immediately and automatically terminate, subject to compliance with applicable human rights legislation. In that event, the Employer shall pay to the Executive, or the Executive’s designated representative, the Base Salary and Bonus Amount earned through to the date of death or termination.

In the event of the termination of the Executive’s employment hereunder by reason of the death or physical or mental incapacity of the Executive, all unvested RSUs/options shall immediately vest and all vested RSUs/options shall be exercisable by the Executive or his estate as the case may be.

(f)	No Further Entitlement. On termination of the employment of the Executive pursuant to the provisions of this Section 5, the Executive acknowledges and agrees that he will have no right or entitlement to further remuneration, salary, benefits, severance, rights, damages, privileges or claims against the Employer, its Affiliates, partners or their respective officers, directors or employees (the “Released Parties”) in respect of the employment of the Executive by the Employer, other than for the payments expressly provided for in this Agreement, for which the Executive will agree to execute a release in a form acceptable to the Released Parties, and the Executive further acknowledges and agrees that such payments provided in accordance with this Agreement will be in full satisfaction of any claim he may have against the Released Parties or any of them relating to or arising out of his employment with the Employer or the termination of his employment.

(g)	Resignation of Offices. At the end of the Executive’s employment for any reason, the Executive will immediately resign all directorships, offices and other positions held by the Executive in the Employer, or its Affiliates, and the Executive agrees that the Executive will be deemed to have resigned such directorships, offices and other positions on the date that the Executive’s employment ends. The Executive hereby irrevocably designates and appoints the Employer and each of its duly authorized officers and agents, with full power of substitution, as the Executive’s attorneys-in-fact to execute any documents necessary to complete such resignations, with the same force and effect as if executed and delivered by the Executive. The Executive will not be entitled to receive any severance payment or other compensation for the termination of such directorships, offices or other positions.

(h)	Effect of Termination of Employment. Upon termination or resignation of the Executive’s employment pursuant to this Section 5, this Agreement and the employment of the Executive will be wholly terminated with the exception of the clauses specifically contemplated to continue in full force and effect beyond the termination of this Agreement, including those set out in Sections 5(i) and (j), 6 and 7.

(i)	Consultation after Termination. The Executive agrees to be available to the Employer for reasonable consultation to answer transition questions during any period that the Executive is receiving pay in lieu of notice pursuant to this Section 5.

(j)	Assistance after Termination. Subsequent to the termination of the Executive’s employment with the Employer, the Employer may seek the assistance, co-operation or testimony of the Executive in connection with any investigation, litigation or proceeding arising out of matters within the knowledge of the Executive and related to the Executive’s position with the Employer. In such an event, the Executive shall provide such assistance, co-operation or testimony as determined by the Employer. If such assistance, co-operation or testimony requires more than a nominal commitment of the Executive’s time, the Employer will compensate the Executive for such time at a per diem of $800, as well as all other reasonable costs and expenses associated with the Executive’s assistance pursuant to this Section 5(j).

6. Change of Control

(a)	Change of Control shall mean an occurrence of either

(i)	a person or entity who is not the current “Control Person” of the Employer Corporation (as defined in the Securities Act) becomes a “Control Person” of the Employer Corporation; or

(ii)	a majority of the directors of the Employer Corporation elected are not individuals nominated by the Employer Corporation’s then-incumbent Board members.

(b)	In the event of a Change of Control (as defined in this Section below) all RSUs/options issued to the Executive that can vest on a date prior to the public announcement of such a Change of Control, shall immediately vest or be deemed to vest on a date prior to the public announcement.

(c)	Furthermore, if the Executive’s employment is terminated by the Employer without cause within six (6) months of the Change of Control, or the Executive gives notice of resignation in the event Good Reason occurs within twelve (12) months after the Change of Control, then the Employer will pay the Executive a Change of Control Fee equivalent to twice the Executive’s then-current annual Base Salary.

(d)	In the event the Executive’s employment is terminated by the Employer within three (3) months prior to a binding letter of intent in addition to or alternative to a definitive agreement being received by the Employer and such binding letter of intent and/or definitive agreement leads to a Change of Control, the Executive shall be paid the Change of Control Fee net of any other such compensation paid to the Executive by the Employer.

7. Restrictive Covenants

(a)	Covenant Not to Compete or Solicit. During the term of the Executive’s employment by the Employer or any Acquiror and for a period of six (6) months following the termination of the Executive’s employment with the Employer or any Acquiror for any reason whatsoever:

(i)	approach, contact or communicate with any customer, supplier or licensor of the Employer, any Affiliate or any Acquiror for the purpose of inducing such customer, supplier or licensor to reduce such customer’s, supplier’s or licensor’s level of business with the Employer, any Affiliate or any Acquiror, or to encourage such customer, supplier or licensor to start doing business or to increase such customer’s, supplier’s or licensor’s level of business with any other Person or entity when such a change may negatively affect the opportunity of the Employer, any Affiliate or any Acquiror or to increase its level of business with such customer, supplier or licensor.

Notwithstanding Section 6(a)(i), the Executive may own, directly or indirectly, solely as an investment, securities of any such Person that are traded on any recognized North American or foreign securities exchange or electronic trading system if the Executive (a) is not a controlling Person of, or a member of a group that controls, such Person and (b) does not, directly or indirectly, own ten percent (10%) or more of any class of securities of such Person.

(b)	Non-Solicitation of Employees. The Executive further agrees that during the twelve (12) month period following the termination of the Executive’s employment for any reason whatsoever, the Executive will not, directly or indirectly, induce, assist another to induce, or attempt to induce any employee or agent of the Employer, any Affiliate or any Acquiror to terminate his contract or working relationship with the Employer or such Affiliate or any Acquiror, as the case may be, or to work for any entity other than the Employer or such Affiliate or any Acquiror, as the case may be. The Executive also will not, directly or in- directly, hire or assist in hiring any employees or agents of the Employer, any Affiliate or any Acquiror on behalf of the Executive or any third party. The provision contained in this Subsection 6(b) shall apply to any Person who was employed or contracted by the Employer any Affiliate, or any Acquiror any time during the 180-day period immediately preceding the end of the Executive’s employment.

(c)	Preservation of Goodwill. The Executive agrees that during the twelve (12) month period following the termination of the Executive’s employment for any reason whatsoever, the Executive will not make any statement or take any action that damages or harms or might damage or harm the goodwill or reputation of the Employer, its Affiliates or any Acquiror, unless such statement or action is required by law or permitted with the prior written consent of the other party.

8. Confidential Information and Conflicts of Interest

(a)	For the purposes of this Section 7, “Confidential Information” means, in addition to its meaning under applicable law, information which is not generally known in the Employer’s industry and which is proprietary to the Employer including:

(i)	trade secret information about the Employer or its Affiliates and their businesses; and

(ii)	information relating to the business of the Employer or its Affiliates and to any of its past, current or anticipated business, including, without limitation, information about the Employer’s or its Affiliates’ purchasing, accounting, marketing, selling, or servicing, but shall not include any such information:

(i) that is or may become generally available to the public other than as a result of disclosure by the Executive;

(ii) acquired by the Executive from a source other than the Employer or any Affiliate that was not known to the Executive to be prohibited from making disclosure; or

(iii) is hereafter independently developed by the Executive without the use of information furnished by the Employer or its Affiliates.

Without limiting the foregoing, all information that the Executive has a reasonable basis to consider Confidential Information, or which is treated by the Employer or its Affiliates as being Confidential Information, will be presumed to be Confidential Information, whether originated by the Executive or its Affiliates or by others, and without regard to the manner in which the Executive obtains access to such information. All Confidential Information will be, and remain at all times, the exclusive property of the Employer or its Affiliates.

(b)	Except as required by law, the Executive will not, either during the term of this Agreement or any time following the end of the Executive’s employment, use or disclose any Confidential Information to any Person not employed by the Employer or its Affiliates without the prior written authorization of the Employer and will exercise prudence and reasonable care to safeguard and protect and to prevent the unauthorized disclosure of Confidential Information.

(c)	At the end of the Executive’s employment, the Executive will turn over to the Employer all property in the Executive’s possession and custody and belonging to the Employer or its Affiliates.

(d)	The Executive will promptly disclose to the Employer all Developments. All pa- tents, copyrights, trademarks, trade secrets and other intellectual property rights in these Developments belong to the Employer. The Executive hereby assigns to the Employer all the intellectual property rights that he may have in the Developments in any country and will execute assignment documents requested by the Employer. The Executive will assist the Employer to obtain legal protection for these intellectual property rights. “Developments’” means any trade secrets, ideas, inventions, designs, computer programs, videos, curriculum, any work subject to copyright, know-how of any kind, and any other work made or conceived by the Executive alone or jointly with others, during his employment with the Employer. The Executive acknowledges that Developments are works-made-for-hire for the Employer within the meaning of copyright and other intellectual property law of the United States and the Employer shall be deemed to be the sole author or owner thereof in all territories and for all purposes. Nothing in this Section 7(d) restricts the Executive’s use of any information, idea or invention that the Executive can prove was:(i) known by the Executive prior to his employment with the Employer; (ii) acquired by the Executive from a third party who is not, to the Executive’s knowledge, under an obligation to the Employer to keep such information confidential; or (iii) which is or becomes publicly available through no breach by the Executive of this Agreement.

(e)	During the term of this Agreement, the Executive will promptly, fully and frankly disclose to the Employer in writing:

(i)	the nature and extent of any interest the Executive or his Associates have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Employer or its Affiliates;

(ii)	every office the Executive may hold or acquire, and every property the Executive or his Associates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Employer or its Affiliates or the Executive’s duties and obligations under this Agreement; and

(iii)	the nature and extent of any conflict referred to in clause (ii) above.

(f)	The Executive acknowledges that it is the policy of the Employer that all interests and conflicts of the sort described in Section 7(e) be avoided, and the Executive agrees to comply with all policies and directives of the Board from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 7(e).

9. Remedies

The parties agree that the Executive’s services to be rendered pursuant to the terms of this Agreement are unique and special, that in the event of the Executive’s breach of Sections 6 or 7 of this Agreement, damages would be an inadequate remedy and difficult to ascertain, and that the Employer would suffer irreparable harm from such breach, and therefore that in the event of such breach by the Executive, the Employer, in addition to any remedies the Employer may have at law or in equity, will have the right to equitable relief, including injunctive relief, against the Executive in the event of breach of the covenants contained in Sections 6 or 7 of this Agreement.

10. Covenants Reasonable and Necessary

The Executive acknowledges that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed upon the Executive pursuant to Sections 6 or 7 of this Agreement. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Employer and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were the Executive to breach any of the covenants contained in Sections 6 or 7 of this Agreement, the damage to the Employer would be irreparable. The Executive therefore agrees that the Employer, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The Executive further agrees that if the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 6 or 7 hereof is invalid or unenforceable, the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11. Indemnity by the Employer

To the extent permitted by applicable law, the Employer will indemnify and save harmless the Executive and defend all actions, causes of actions, claims, demands, damages, costs and expenses reasonably incurred by the Executive at law or in equity which the Employer or any third party have on or after the effective date of this Agreement arising out of the employment of the Executive by the Employer or the service of the Executive as an officer, director or trustee of the Employer, its Affiliates or with any third party where such service was undertaken at the request of the Employer, provided that the indemnity provided for herein will not be available to the extent that it is finally determined by a court of competent jurisdiction that in so acting the Executive:

(a)	was not acting honestly and in good faith with a view to the best interests of the Employer, such Affiliate or such third party, as the case may be;

(b)	in the case of a criminal or administrative action or proceedings that is enforced by a monetary penalty, did not have reasonable grounds for believing that his conduct was lawful; or

(c)	was acting in breach of his obligations hereunder or illegally.

Costs, charges, expenses and fees incurred by the Executive in investigating, defending and appealing any claim or other matter for which the Executive may be entitled to an indemnity hereunder, will, at the request of the Executive, be paid or reimbursed by the Employer in advance or forthwith upon such amount being due and payable, it being understood and agreed that, in the event it is ultimately determined by a court of competent jurisdiction that the Executive was not entitled to be so indemnified, or was not entitled to be fully so indemnified, that the Executive will indemnify and hold harmless the Employer of such amount or the appropriate portion thereof, so paid or reimbursed.

12. Survival

Except as otherwise provided herein, each and all of the provisions of Sections 5(i) and (j), 6 and 7 will survive the termination of this Agreement and the end of the Executive’s employment under this Agreement (regardless of the reason for such termination).

13. Waiver

No waiver of any term, condition or covenant of this Agreement will be deemed to be a waiver of subsequent or other breaches of the same or other terms, covenants or conditions hereof.

14. Amendment

This Agreement may not be amended, altered or modified except by written agreement of the parties.

15. Assignability

This Agreement is personal to the Executive and shall not be assigned by him. The Executive shall not hypothecate, delegate, encumber, alienate, transfer, or otherwise dispose of his benefits and rights hereunder. The Employer may assign this Agreement without the Executive’s consent to any other entity and upon such assignment the provisions of this agreement applicable to the Employer shall be construed as being applicable to the entity to which this Agreement has been assigned. This Agreement shall be assigned by the Employer to any successor company of the Employer and shall be binding upon such successor company. For the purposes of this section, “successor company” shall include without limitation any Acquiror, Person, or Persons referred to in paragraph 1(h). The Employer shall ensure that the successor company shall continue the pro- visions of this Agreement as if it were the original party in place of the Employer, provided, how- ever, that the Employer shall not thereby be relieved of any obligations to the Executive pursuant to this Agreement. In the event of a transaction or series of transactions as described in paragraph 1(h) hereof, appropriate arrangements shall be made by the Employer for the successor company to honour this Agreement as if the Executive had exercised his maximum rights hereunder as of the effective date of such transaction.

16. Severability

If any part or portion of this Agreement shall be unenforceable, illegal, or contrary to the public policy of the jurisdiction in which it is sought to be enforced, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall be and re- main valid and binding upon and enforceable by the parties hereto. In addition, the duration and coverage of each separate covenant may be limited by a court in which enforcement of such covenant is sought to the extent necessary to permit the enforcement of such separate covenant.

17. Time of Essence

Time is of the essence of this Agreement in all respects.

18. Executive Acknowledgement

The Executive acknowledges that:

(a)	the Executive has had sufficient time to review this Agreement thoroughly;

(b)	the Executive has read and understands the terms of this Agreement and the obligations hereunder; and

(c)	the Executive has been given an opportunity to obtain independent legal advice concerning the interpretation and effect of this Agreement.

19. Entire Agreement

This Agreement contains the entire agreement of the parties and there is no provision, condition or understanding relative to the employment of the Executive outside this Agreement.

20. Notices

Any notice in writing required or permitted to be given to the Executive hereunder shall be sufficiently given if delivered to him personally or left in a sealed envelope at: 111 Gordon Baker Road, Suite 200, North York, ON M2H 3R1. Any notice in writing required or permitted to be given to the Employer hereunder shall be delivered in a sealed envelope addressed to the Employer at .

marked for the attention of

Any such address for the giving of notice hereunder may be changed by notice in writing given hereunder. Any notice required to be given hereunder will be in writing and sent by courier or other form of registered mail to the party’s address set forth above, or to such other address as such party may subsequently specify in writing to the other, and will be deemed to have been given and received on the date of delivery.

21. Governing Law

This Agreement is governed by the laws of the Province of Ontario.

22. Payments and Currency

All payments required to be made by the Employer pursuant to this Agreement shall be paid in Canadian dollars. Any reference in this Agreement to “dollar” or “$” shall mean Canadian dollars.

23. Counterparts

This Agreement may be executed in any number of counterparts, with the same effect as if all parties had signed the same document. All counterparts will constitute one and the same agreement. This Agreement may be executed and transmitted by fax or digitally and if so executed and transmitted this Agreement will be for all purposes as effective as if the parties had delivered and executed the original agreement.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first set forth above.

SIGNED, SEALED AND DELIVERED	)
by in the presence of Witness:	)
)
)

)
)

Rupen Shah		Shubha Dasgupta
)

)

Address	)	Address

)

)

Title: CFO		Title: CEO

PINEAPPLE FINANCIAL INC.
o/a C

By: